Exhibit 99.1

Contact: Rosa Vasquez, Investor Relations
Telephone:	(408) 542-1051
Facsimile:	(408) 542-1405
rosa.vasquez@catsemi.com

Thomas Gay Resigns as CFO at Catalyst Semiconductor

SANTA CLARA, Calif. (May 21, 2007) – Catalyst Semiconductor, Inc. (NASDAQ:CATS), a developer and marketer of analog, mixed-signal and non-volatile memory semiconductors, said today that Thomas E. Gay III, vice president finance & administration and chief financial officer, will leave Catalyst effective May 31.

Gelu Voicu, Catalyst’s president and chief executive officer, said that a search for a successor is under way and that Gay will provide the necessary assistance in the transition and in completing the audit for fiscal 2007, which ended April 30th.

He added that the company is scheduled to report fourth quarter results on June 7th and conduct a conference call for investors immediately after issuing the news release.  Details for accessing the conference call and webcast will be announced next week.

“Tom has served Catalyst since 1998, a period in which Catalyst went through major transformations, expanded its product line to include analog offerings, solidified our fab resources and strengthened our balance sheet.  We thank Tom for his contributions and wish him well in his new position,” said Voicu.

“I am proud to have been part of a team that has accomplished so much at Catalyst over the past nine years.  I look forward to seeing the company’s continued progress, both as a former member of the team and as a continuing investor,” said Gay.

About Catalyst Semiconductor

Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Santa Clara, California.  The Company produces analog and mixed signal products in addition to an extensive range of non-volatile memories.  The analog and mixed-signal product lines include Digitally Programmable Potentiometers (DPP(TM)), white and color LED drivers, DC/DC converters, voltage supervisors, linear regulators and I/O expanders.  The memory product lines consist of serial and parallel EEPROMs, Flash and NVRAM.  Catalyst devices are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets.  Typical applications include LCD displays, automotive instrumentation, optical networks, modems, wireless LANs, network cards, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers.  Catalyst’s Quality Management System is ISO 9001:2000 certified.  All Catalyst products are available in “green” lead- and halogen-free versions with full RoHS compliance.  For additional information about Catalyst Semiconductor, visit our website at: www.catsemi.com.